Exhibit 99.1

March 21, 2006
Reynolds Faulkner
20 Deepwood Drive
Jackson, TN 38305
Dear Rennie:
We are very pleased to offer you the position of Executive Vice President, Chief Financial Officer for the Cato Corporation. Listed below are the specific terms of the offer, which we have discussed and agreed upon:

Position:	Executive Vice President, Chief Financial Officer

Salary:	$350,000 annual salary paid monthly at $29,166.66 on the last day of the month for that month.

Performance Bonus:	Bonus potential of up to 75% of salary, based on company and individual performance for fiscal 2006. The company has paid an average of 69% of bonus potential for the past six years. Assuming this average, your bonus would be $181,125 based on your annual salary.

Restricted Stock:	12,500 shares, subject to 5-year vesting from date of employment with 1/3 of the shares vesting at the end of the third year, 1/3 of the shares vesting at the end of the fourth year and 1/3 of the shares vesting at the end of the fifth year.

Employment Agreement:	Twelve months severance pay, if terminated without cause, provided with signed separation and confidentiality agreement.

Performance Review:	The performance review process is conducted the first quarter of the fiscal year for the previous year. All reviews are a result of meeting corporate and individual objectives. You will be eligible for a merit increase for your performance in fiscal year 2006 with an effective date of May 1, 2007.
8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234
(704) 554-8510

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Exhibit 99.1

Relocation Allowance:	Cato will pay all reasonable and customary charges to move you and your household possessions to the Charlotte area, as well as, 90 days temporary housing. In addition, Cato will pay a one-time relocation allowance of $30,000 upon establishing your primary residency in Charlotte. However, if within the first 24 months after joining the company, you decide to resign from the Company, you agree to re-pay the $30,000 relocation allowance in full and immediately, as well as all costs associated with your move and temporary housing. The relocation allowance is subject to taxes.

Benefits:	Per company benefits.

401K/Profit Sharing: The Company has historically matched 100% of associate contributions. The company has the potential to match up to 3% of your salary or $6,300 current maximum on a pre-tax basis. In addition, the Company has also given a profit sharing contribution based on company profits, averaging .77% of our associates salary over past years. This could amount to an additional $2,695 to you based on your salary.

Employee Stock Purchase Plan: You may enroll in the Employee Stock Purchase Plan on April 1 or October 1. You may purchase Cato stock at a 15% discount up to a maximum of 10% of your pay or $21,250 annually.

Paid Time Off (“PTO”): 15 days of PTO per year until the end of the fifth year. At the end of the fifth year, PTO will accrue as per company policy.
Rennie, there are many exciting opportunities ahead for The Cato Corporation. We are very enthused about the prospects for our Company and its Associates. We are confident that you will provide significant contributions and make a strong positive impact in our future success.
Please sign this original and return to me signifying your acceptance of these terms (a self-addressed envelope is enclosed for your convenience). A copy is also enclosed for your retention. Please contact me at (704) 571-7780 if you have any questions or need assistance in any way. Once again, welcome to Cato.

Sincerely Yours,	Accepted:

Robert C. Brummer	_______________ ___/___/___
Senior Vice President	Reynolds Faulkner Date
Human Resources

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